Exhibit 23.4

Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO Ltd Schiffbaustrasse 2 8031 Zurich

Consent of Independent Registered Public Accounting Firm

DIH Holding US, Inc.

Norwell, MA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 2, 2023, relating to the combined financial statements of DIH Holding US, Inc. which is contained in that Prospectus. The report contains an explanatory paragraph with respect to the restatement of the March 31, 2022 combined financial statements.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, August 3, 2023

/s/ BDO AG

BDO AG

Christoph Tschumi	Philipp Kegele